Letter to the Board, Dated September 11, 2012

Ronald Ordway

1868 Tucker Ind. Road

Tucker, Georgia 30084

Jonathan Ordway

1868 Tucker Ind. Road

Tucker, Georgia 30084

Templar Alliance Fund, LLC

238 NE 1st Avenue

Delray Beach, Florida 33444

Tel: (561) 279-8200, ext. 102

September 11, 2012

VIA FACSIMILE AND FEDEX

Board of Directors

Attn: Sheldon Nelson

MDU Communications International, Inc.

60-D Commerce Way

Totowa, New Jersey 07512

Facsimile: (973) 237-9243

Dear Members of the Board of Directors (the “Board”):

The undersigned (the “Holders”) are beneficial owners, in the aggregate, of approximately 36% of the outstanding shares of common stock of MDU Communications International, Inc. (the “Company”).

The Company recently announced a proposed transaction (the “Transaction”) whereby the Company would be acquired by a third party. The Holders believe it is imperative that stockholders immediately have adequate representation on the Board to ensure that the Transaction maximizes value for all of the Company’s stockholders consistent with the Board’s fiduciary duties.

In connection with the foregoing, attached hereto as Exhibit A is a letter demanding that the Company notice a special meeting (the “Special Meeting”) of the Company’s stockholders within fourteen (14) days of the date hereof for the purpose of holding a vote to remove Richard Newman from the Board. The Holders believe that, after removal of Mr. Newman, the vacancy should be filled by Ken Baritz, whose resume is attached hereto as Exhibit B. The Holders believe Mr. Baritz’s experience would benefit the Company and its stockholders to ensure that value is maximized for all stockholders. Recognizing the size of their holdings, the Holders expect that the Company would act in accordance with the best interests of stockholders and consensually support the above recommendations. If the Company does not support the recommendations noted above by confirming their agreement to the Holders within five (5) business days, the Holders will assess their options, including, but not limited to, proposing an alternate slate of directors at the Company’s next annual meeting of shareholders.

The Holders will continue to explore all of their options to maximize stockholder value. Feel free to contact us at your earliest convenience to discuss the foregoing matters further.

Sincerely,

By: /s/ Ronald Ordway

       Ronald Ordway

By: /s/ Jonathan Ordway

       Jonathan Ordway

Templar Alliance Fund, LLC

By: /s/ Ken Baritz

       Ken Baritz

cc:	Carolyn Howard
Richard Newman

EXHIBIT A

Ronald Ordway

1868 Tucker Ind. Road

Tucker, Georgia 30084

Jonathan Ordway

1868 Tucker Ind. Road

Tucker, Georgia 30084

Templar Alliance Fund, LLC

238 NE 1st Avenue

Delray Beach, Florida 33444

Tel: (561) 279-8200, ext. 102

September 11, 2012

VIA FACSIMILE AND FEDEX

Mr. Sheldon Nelson

President

MDU Communications International, Inc.

60-D Commerce Way

Totowa, New Jersey 07512

Facsimile: (973) 237-9243

Dear Mr. Nelson:

The undersigned (the “Holders”) are beneficial owners, in the aggregate, of approximately 36% of the outstanding shares of common stock of MDU Communications International, Inc. (the “Company”).

Pursuant to Section 3 of the Company’s Bylaws, the Holders hereby demand that the Company notice a special meeting (the “Special Meeting”) of the Company’s stockholders for the purpose of holding a vote to remove Richard Newman (“Newman”) from the Company’s board of directors. The Holders further demand that the Special Meeting be held within fourteen (14) days of the date hereof.

Sincerely,

By: /s/ Ronald Ordway

       Ronald Ordway

By: /s/ Jonathan Ordway

       Jonathan Ordway

Templar Alliance Fund, LLC

By: /s/ Ken Baritz

       Ken Baritz

cc: Carolyn Howard

EXHIBIT B

Ken Baritz	6558 Landings Court Boca Raton, FL 33496	561.212.1740 c 561.988.7020 h kenbaritz@yahoo.com

Profile

Results oriented entrepreneurial executive with over 20 years of progressive and diverse operational experience in both private and public companies. CEO level with a keen ability to identify synergistic relationships and opportunities, execute mergers and acquisitions, and grow organizations to deliver business value… Expertise includes:

♦ Business Planning ♦ Mergers & Acquisitions ♦ Large workforce management ♦ Cost savings	♦ Financial Analysis ♦ Partnership Agreements ♦ Public & Private Management ♦ Strategic Vision	♦ Raising Capital ♦ Budgeting/Reporting ♦ Advertising ♦ Turnaround	♦ Business Valuation ♦ Business Restructuring ♦ Synergy Execution ♦ Metric based management

History of Value Creation

•	Founder & CEO of Access One Communications. Sold for $218M in 2000
•	Purchased or sold 13 companies during last 7 years totaling over $400M in value
•	Raised over $350M of equity and debt financing
•	Purchased Omnicall for 1x times revenue and sold it for 4x times revenue in less than 6 months
•	Purchased off-net customer base from ESpire (a public company at the time with over a $1B market capitalization) for $118 per line. Sold for over $5,000 per line in less than 12 months
•	Took private a publicly traded company BIZONLINE with annual revenue of $12M and renamed it to Cleartel Communications. Currently Cleartel has $160M in annual revenue.

History of Operational Achievements

•	Access One was the first EBITDA positive CLEC in the nation
•	Turned TALK.com from -$27m EBIDA in 3rd Quarter 2000 to EBITDA positive in Q2 2001
•	Turned Omnicall from negative EBITDA to positive EBITDA in 90 days
•	First CLEC in country to execute & implement UNEP agreement with Bell Operating Companies
•	1st CLEC to electronically bond to Bell Operating Company
•	Build voice & data network in Florida spanning 300 miles and capable of serving several hundred thousand customers
•	Acquired 6 CLECs, reduced 2,000 person workforce to 500, converted 6 billing and back offices onto one platform
•	Opened off shore (Costa Rica) service center to lower costs and improve in-language Spanish service. Supported 90 positions across 3 departments

1/4

History of Creating Solutions

AMNEX

Situation: AMNEX provided long distance services to the payphone market

Problem: Significant decline in payphone usage due to increased use of cell phones

Solution: Created the only coin based long distance product to compete with the only other nation wide carrier (AT&T) to complete coin long distance calls from payphones. We created a $60M annual revenue stream serviced by less than 6 employees with $0 bad debt and $0 capital expenditure

Additional Solution: Vertically integrated 3rd largest ownership of payphones nationwide.

Access One

Situation: One of the original companies to compete with the Regional Bell Operating Companies.

Problem: Only 2 ways to compete; build redundant network facilities, which cost billions, or resell Bell services at unacceptably low margins (19%).

Solution: Inventor of hybrid platform UNEP (Unbundled Network Elements Platform) more than doubling resale margins without investment in network infrastructure. Used unique UNEP platform to then purchase off-network customers from network based carriers, creating close to a quarter of a billion dollars of value in less than 2 years.

TALK.com (Renamed to TALK America)

Situation: TALK.com was the 5th largest long distance company in America marketing exclusively under the AOL name.

Problem: Significantly declining long distance customer base with an uneconomical AOL sales channel (pop up screens) not delivering needed results, and an unstable situation at AOL

Solution: At the end of calls to AOL customer service, representatives offered 3 free months of AOL. Those customers were passed to the TALK America sales representative. They would offer 3 free months of AOL with a 2 year long distance service commitment with TALK. Improved from 0 local customers to 600,000 in 2 years.

Additional Solution: Created and implemented first strategy to aggressively bundle long distance and local telephone service as well as internet service under our own brand name, TALK America. TALK was recently acquired by a subsidiary of Blackstone Group for over $250M

Cleartel Communications

Situation: BizOnline was a thinly traded public company which was a rollup of 19 separate dial-up ISPs with annual revenue of $12M. Renamed to Cleartel Communications, Inc.

Problem: Significantly declining base of dial-up customers and no reason to be a public company.

2/4

Solution: Took company private with MCG Capital. Acquired numerous troubled CLECs, cut costs, delivered synergies, outsourced back office operations overseas, and created profitable entity with over $160M of annual revenue.

Experience

July 2002 – April 2007

CEO CLEARTEL COMMUNICATIONS

•	Joined BIZOnline (publicly traded) as CEO in July of 2002
•	Renamed Cleartel Communications & took private with MCG Capital
•	In July 2002 Biz had revenue of $12M annual from 19 dial-up ISPs
•	Formulated & Executed strategy to recast Cleartel as an integrated communications provider (Local, LD, Data) as of April 2007 Cleartel had $160M of annual Revenue
•	Acquired CLECs

March 2000 – May 2001

PRESIDENT, BOARD MEMBER, TALK AMERICA HOLDINGS INC.

Publicly traded (NASDAQ: TALK) approximately $600M in Revenue

•	Joined TALK as President after sale of Access One Communications
•	Formulated and executed local services strategy
•	Converted TALK from merely a Long Distance Provider to one of the first ICP’s (integrated communications provider) bundling long distance with local service and Internet
•	Directly responsible for sales & marketing, customer service, and geographic expansion
•	Integrated management and operations of both Access One and TALK (2500 employees)

Leadership produced the following results:

•	Local revenue increased from $0 to $137M from the 2nd Quarter of 2000 thru the 1st quarter of 2001
•	Reported EBITDA increased from a loss of $27M in the 3rd Quarter of 2000 to over $500k in the 2nd Quarter of 2001
•	Opened operations in 5 of 6 RBOC territories

Sept 1997 – March 2000

CHAIRMAN OF THE BOARD, CEO, ACCESS ONE COMMUNICATIONS INC.

•	Formulated strategy to break into the local telecom market
•	Negotiated and implemented (1st of its kind) region wide UNE-P agreement with Bell Operating Company (Bell South)
•	Hired CFO, IT, MIS, Sales & Marketing, and COO
•	Arranged for over $30M in Financing

Leadership produced the following results:

•	Revenue increased from less than $1m annually to over $50M
•	Line count grew from less than 1,000 to over 60,000
•	Margins grew from less than 10% to over 43%
•	Headcount grew from less than 10 to over 250
•	Company attained Positive Cash Flow at time of sale
•	Purchased company for $2.5M; sold for over $200M

3/4

1992 – 1997

CHAIRMAN OF THE BOARD, BOARD MEMBER, CEO, AMNEX INC.

Lead turnaround from virtual bankruptcy to profitability, while increasing shareholder value by more than 1,500%. During the course of this effort, negotiated and implemented the following:

•	Recruitment of CEO, CFO, COO, CTO and Executive VP/Business Development
•	Focused the Company on higher profit margin niche markets, resulting in a majority of 1996 operating profits
•	Acquisition and Financing ($20M) of payphone routes in NYNEX, Bell Atlantic and Bell South Regions.
•	Acquired Capital Network Systems, Inc. ($25M international revenue base) in July 1996, for approximately $15M
•	Acquired National Billing Exchange in October of 1996
•	Reorganized the Company into three separate operating groups to streamline operations and further enhance profitability in 1996
•	Created first long distance coin program (payphones) outside of AT&T. Program had $6M

Leadership produced the following results:

•	90% of inherited debt satisfied
•	Revenue increased from $30M to $117m
•	Qualified opinion removed by auditor in 1994
•	Market valuation increased from $7M to over $100m
•	Market makers increased from 7 to over 25
•	Average weekly trading volume increased from 12,000 shares in 1993 to approximately 450,000 in 1995
•	Secured over $35M in numerous financings

BOARD MEMBER VISION WORLD

Privately held company is one of the largest retail optical chains in the New York metropolitan area with over 20 locations.

•	Worked with management to reorganize unprofitable operations. Streamlined operations and enhanced profitability.

4/4

Letter to the President, Dated September 11, 2012

Ronald Ordway

1868 Tucker Ind. Road

Tucker, Georgia 30084

Jonathan Ordway

1868 Tucker Ind. Road

Tucker, Georgia 30084

Templar Alliance Fund, LLC

238 NE 1st Avenue

Delray Beach, Florida 33444

Tel: (561) 279-8200, ext. 102

September 11, 2012

VIA FACSIMILE AND FEDEX

Mr. Sheldon Nelson

President

MDU Communications International, Inc.

60-D Commerce Way

Totowa, New Jersey 07512

Facsimile: (973) 237-9243

Dear Mr. Nelson:

The undersigned (the “Holders”) are beneficial owners, in the aggregate, of approximately 36% of the outstanding shares of common stock of MDU Communications International, Inc. (the “Company”).

Pursuant to Section 3 of the Company’s Bylaws, the Holders hereby demand that the Company notice a special meeting (the “Special Meeting”) of the Company’s stockholders for the purpose of holding a vote to remove Richard Newman (“Newman”) from the Company’s board of directors. The Holders further demand that the Special Meeting be held within fourteen (14) days of the date hereof.

Sincerely,

By: /s/ Ronald Ordway

       Ronald Ordway

By: /s/ Jonathan Ordway

       Jonathan Ordway

Templar Alliance Fund, LLC

By: /s/ Ken Baritz

       Ken Baritz

cc: Carolyn Howard